Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated as of February 3, 2014 (the “Effective Date”), is entered into by and between Knight Global Services, LLC, a California Limited Liability Company (the “Consultant”) for the services of Ryan Kavanaugh (“Kavanaugh”) and Vapor Corp., a Delaware corporation (the “Company”).

WHEREAS, the Company wishes to retain the Consultant through which Kavanaugh shall provide certain consulting services to the Company as specified herein pursuant to the terms and subject to the conditions of this Agreement; and

WHEREAS, the Consultant wishes to be retained by the Company and have Kavanaugh, on its behalf, provide certain consulting services to the Company as specified herein pursuant to the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, the parties intending to be legally bound and for good and sufficient consideration which is hereby acknowledged, agree as follows:

1. Consulting Relationship.

(A) During the Term of this Agreement, Consultant shall provide to the Company the following consulting services related to the entertainment, sports, celebrity and/or retail relationships and promotions on an non-exclusive and part time basis (the time spent which shall be in the sole reasonable discretion of Consultant), in accordance with Section 1(E) hereof (the “Services”):

a. Consultant shall cause Kavanaugh to use his Reasonable Efforts (as defined below) to introduce the Company’s products for integration into film, television, and other media platforms to help promote the Company’s products;

b. Consultant shall cause Kavanaugh to use his Reasonable Efforts to procure for the Company an appropriate celebrity spokesperson/endorser who will help to promote the Company’s products (for avoidance of doubt, Consultant shall deliver at least one appropriate celebrity spokesperson who will be willing to promote Company’s product on television or such other format reasonably required by Company, for a reasonable fee);

c. Consultant shall cause Kavanaugh to use his Reasonable Efforts to expand the retail footprint of the Company products and marketing relationships with retail;

d. Consultant shall cause Kavanaugh to use his Reasonable Efforts to expand awareness of the Company’s products through celebrity endorsement and/or viral advertising (e.g. Twitter);

e. Consultant shall cause Kavanaugh to use his Reasonable Efforts to introduce the Company to other parties in content, film, television and similar spaces that, in Consultant’s (and Kavanaugh’s) reasonable and sole discretion, it considers consistent with its understanding of the Company and the Company’s business and products.

(B) The Company understands and acknowledges that third parties who may provide promotion/advertising/awareness/sales related to the Services set forth in Section 1(A) above will likely be at a cost to the Company, and the services provided by Consultant are not intended to eliminate any such cost. Notwithstanding the foregoing, Consultant shall utilize its Reasonable Efforts to obtain the promotion/advertising/awareness from third parties, as set forth in paragraph 1(a) through 1(d) above, at a reduced cost to the Company, if feasible.

(C) For purposes of this Agreement, the term “Reasonable Efforts” shall mean efforts as a prudent person desirous of achieving a result would use in similar circumstances. The parties hereto expressly acknowledge and agree that in utilizing Reasonable Efforts, Consultant will not necessarily introduce Company to all third parties with whom Consultant has contacts and/or relationships. Nothing herein is intended to or shall obligate Consultant to introduce the Company to any specific number of third parties with whom it has a relationship to constitute Reasonable Efforts. Reasonable Efforts shall not include anything that would conflict with or be detrimental to Consultant’s or Kavanaugh’s other preexisting business obligations or relationships. Consultant shall not be required to incur any out of pocket expenses (beyond overhead) in carrying out the Services, other than that which the Company shall reimburse to Consultant, as set forth herein below.

(D) Within five (5) business days after the date the Company files with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the Board of Directors of the Company (the “Board”) shall appoint Kavanaugh as a member of the Board subject thereafter to election in accordance with the Company’s organizational documents, applicable Delaware law and the rules and regulations of any national securities exchange (including, without limitation, any tier of The NASDAQ Stock Market) on which the Company’s common stock is listed by the Company’s stockholders at any meeting of stockholders of the Company at which members of the Board are elected. The Consultant shall cause Kavanaugh to resign as a member of the Board within two (2) business days following the termination of this Agreement, if so requested by the Board for any reason whatsoever. Subject to Section 10b. hereof, the Company shall maintain D&O insurance under which Kavanaugh and other members of the Board shall be indemnified for serving as members of the Board, subject to the terms of any such policy.

(E) During the Term and for a period of six (6) months thereafter, Consultant (including Kavanaugh) shall not, directly or indirectly, engage in the sale, manufacture or distribution of e-cigarettes, vaporizers and accessories or otherwise compete against the Company by, without limitation, providing services related to the sale, manufacture or distribution of e-cigarettes, vaporizers and accessories to any direct or indirect competitor of the Company. Notwithstanding the foregoing (i) Consultant or Kavanaugh’s passive and minority ownership in any retail store or outlet which sells or distributes e-cigarettes, vaporizers or accessories of any direct or indirect competitor of the Company; or (ii) any display of e-cigarettes, vaporizers or accessories of any direct or indirect competitor of the Company in a movie or television show which is distributed or produced by any affiliate of or company in which Consultant or Kavanaugh holds an interest, over which Consultant or Kavanaugh do not maintain control over the content, shall not be deemed a breach of this Section 1(E).

(F) During the Term and for a period of six (6) months thereafter, each party agrees to not, directly or indirectly, take any action or make any statements that are intended or could reasonably be expected to discredit or demean the other party (including Kavanaugh) or their products or services except in connection with a party’s enforcement of the terms of this Agreement.

2. Shares.

a. In consideration of performing the Services, the Company shall issue to Kavanaugh, as the Consultant designee Four Hundred Thousand (400,000) shares (the “Shares”) of the Company’s common stock (ticker: VPCO) registered for resale under the Securities Act of 1933, as amended (the “Securities Act”), as follows:

i.	Within five business days of the Effective Date, Fifty Thousand (50,000) of the Shares shall be issued to Kavanaugh (as the Consultant designee) and delivered to Consultant, whereupon such portion of the Shares shall be deemed fully vested and earned by Kavanaugh for tax purposes and otherwise. Such Shares shall be freely traded, without restrictions, liens, encumbrances or any other unique constraints or limitations, except as set forth herein below.

ii.	The remaining Three Hundred Fifty Thousand (350,000) of the Shares shall be issued to Kavanaugh (as the Consultant designee) within five (5) business days of the Effective Date and held in trust by the Company for Consultant and subject to release to Consultant as follows. So long as the Company has not terminated this Agreement in accordance with Section 12 hereof, the Company shall release and deliver to Kavanaugh , 50,000 of the Shares on the ninetieth day (90th) day following the Effective Date (or the next business day if such 90th day is not a business day) (such 90th day being referred to as the “Second Quarter Date”), whereupon such portion of the Shares shall be deemed fully vested and earned for tax purposes and otherwise. So long as the Company has not terminated this Agreement in accordance with Section 12 hereof, the Company shall release and deliver to Kavanaugh the remaining 300,000 Shares in six (6) equal installments (i.e. 50,000 Shares per installment) on the first day of each month (or the next business day if the first day of any such month is not a business day) of each 90-day quarterly period following the Second Quarter Date (each, a “Quarterly Period”).

iii.	For clarification purposes, during each Quarterly Period, to effectively carry out the Services, Consultant shall present to the Company a minimum of six (6) bona fide opportunities/introductions relating to one or more of the following activities: (a) celebrity endorsement; (b) product placement; (c) direct to consumer marketing (e.g. social media, Instagram, Twitter, and/or other effective marketing tools in this arena, etc.); and/or (d) sponsorship opportunities at major events (e.g. Company giving out product at high-end parties).

b. The Company values the foregoing grant of Shares at approximately $3.1 million based on the closing bid price per share of the Company’s common stock as reported on the OTC Bulletin Board on the trading day immediately preceding the Effective Date. The Company understands Consultant/Kavanaugh may be filing an 83b election with the IRS noting the value of the Shares as specified in the preceding sentence.

c. The Consultant, for itself and its affiliates, including Kavanaugh, hereby covenants and agrees that during the Term of this Agreement, neither it nor any of its affiliates shall, directly or indirectly through any of their affiliates or any third party, create a “short position” in the securities of the Company or otherwise divest all or part of the economic interests in the Shares by virtue of effectuating a hedging transaction, including, without limitation, purchasing or selling a derivate security. Kavanaugh may divest the portion of the Shares acquired by him under this Agreement through open market or private negotiated direct sales of such shares of Vapor common stock (i.e, sales not effectuated through “short positions” or hedging transactions and otherwise proscribed by the immediately preceding sentence) subject to compliance with applicable federal and state securities laws and rules and regulations promulgated thereunder, including, without limitation, the Securities Act and Rule 10b-5 (by virtue of having access to and being in possession of non-public material information about the Company and its business) and the last sentence of this Section. The Consultant, for itself and its affiliates including Kavanaugh, hereby represents and warrants to the Company that neither it nor any of its affiliates has, directly or directly through any of their affiliates or any third party, created a “short position” in the securities of the Company or otherwise engaged in any hedging or other transaction proscribed above on or prior to the Effective Date. The Consultant, for itself and its affiliates, including Kavanaugh, hereby covenants and agrees that during the Term of this Agreement and for a period of twelve (12) months thereafter neither it nor any of its affiliates shall directly or indirectly through any of their affiliates act independently or in concert with any person or entity to influence the management and affairs of the Company, provided that: (i) Kavanaugh serving as a member of the Board consistent with his fiduciary duties in such capacity; and (ii) Consultant and Kavanaugh engaging in the Services in accordance with the terms hereof, shall not be deemed a violation of this covenant. The Consultant hereby represents and warrants that Kavanaugh is an “accredited investor,” within the meaning of
Rule 501(a) of Regulation D under the Securities Act.

d. In addition to the foregoing grant of Shares (all but 50,000 shares of which, for the avoidance of doubt, are subject to the vesting requirement specified in Section 2a.ii. above), the Company shall pay to Consultant an amount equal to six percent (6%) (the “Commission Payment”) of:

i.

all Net Sales (as defined below) of the Company’s products to any retail locations/outlets introduced by Consultant to the Company, regardless of who “closes” the deal with such retail locations/outlets (each a “Retail Relationship”). In order to introduce any Retail Relationship(s) to the Company, Consultant shall, either all at once, or on a rolling basis throughout the Term of this Agreement, in Consultant’s sole discretion, provide the Company in writing with the name of retail stores/outlets and/or owner(s)/operator(s) of retail stores/outlets to which Consultant desires to introduce the Company (each, a “Notice of Introduction”). The Company shall indicate in writing within three (3) business days of receipt of any Notice of Introduction which stores/outlets (x) it was not selling to at the time of receipt of the Notice of Introduction or (y) it was not, at the time of receipt of the Notice of Introduction, reasonably expected to sell to within 90 days following the receipt of the Notice of Introduction (each, an “Acceptance Notice”). Consultant shall thereafter provide Company with contact information for such stores/outlets set forth in any Acceptance Notice, or in Consultant’s sole discretion, Consultant shall coordinate a meeting or call with the appropriate parties in an effort to place one or more of Company’s products in such stores/outlets. If, within eighteen (18) months after any such introduction by Consultant, any of Company’s products (or any of Company’s subsidiary’s products) are sold or distributed at any such store/outlet introduced by Consultant (or any store/outlet owned or controlled by the store/outlet introduced by Consultant), Consultant shall be entitled to the Commission Payment from all Net Sales to such store(s)/outlet(s), during the Term of this Agreement, and upon termination of this Agreement or expiration of the Term, for a period of eighteen (18) months thereafter.

ii.	all verified enhanced Net Sales to existing locations at which the Company’s products are sold/distributed. Enhanced Net Sales shall be deemed verified if Consultant: (x) secures in store advertising to a preexisting account of the Company such as front door or window signage at a store/outlet; (y) assists in the removal of competition from a preexisting account at a store/outlet; or (z) otherwise is objectively and primarily responsible for enhancing the Net Sales of the Company’s products at such preexisting store/outlet based upon a verifiable arrangement with such store/outlet operator. For all verified enhanced Net Sales, Consultant shall be entitled to a Commission Payment on all Net Sales in excess of the Net Sales generated monthly at such store/outlet based on average monthly Net Sales thereat during the 90-day period (or such shorter period if Net Sales are not available for such 90-day period, such 90-day or shorter period being an “Average Monthly Sales Baseline”) immediately preceding implementation of such verified enhancement (the “Enhanced Sales Commission Payment”). For the avoidance of doubt and ambiguity, no Enhanced Sales Commission Payment for any store/outlet shall be payable to the Consultant if the Net Sales for any month are below the applicable Average Monthly Sales Baseline.

iii.	Any Commission Payment and Enhanced Sales Commissions Payment, as applicable, shall be paid by the Company to Consultant on or before the fifteenth (15th) day of each month following the month in which the Company receives payment for the related Net Sales.

iv.

Consultant shall be entitled to audit the Company’s books at the Company’s address provided herein below during regular business hours, to ensure proper payment of the Commission Payments and the Enhanced Sales Commission Payments (an “Audit”). Consultant shall not have the right to invoke an Audit more than once per calendar year, and shall do so at Consultant’s sole expense. The Company shall maintain any books and supporting records reflecting all sales of its products in accordance with

Generally Accepted Accounting Principles. If any such Audit results in a deficiency in payment of Commission Payments or Enhanced Sales Commission Payments, then the Company shall make payment of such deficiency to Consultant within ten (10) business days of the conclusion of the Audit. If such deficiency is more than five percent (5%) on a net basis, the Company shall reimburse Consultant for all costs incurred as a result of any such Audit, and provide a payment of 120% of the applicable deficiency to Consultant within ten (10) business days of the conclusion of the Audit. If any such Audit results in a surplus in payment of Commission Payments or Enhanced Sales Commission Payments of more than five percent (5%) on a net basis, the Company may satisfy 100% of such surplus in payment (after subtracting the costs incurred by Consultant as a result of the Audit) by way of offset against further Commission Payment(s) or Enhance Sales Commission Payment(s), as applicable.

v.	For purposes of this Agreement, “Net Sales” means the net sales receipts of the Company on sales of the products to a Retail Relationship (so approved by the Company in an Acceptance Notice) under clause i. or an existing location under clause ii., as applicable, less deductions for returns, advertising coop and promotional allowances, slotting fees, product damages, handling and freight charges directly associated with the accounts to which such sales relate.

3. Expenses. The Company shall reimburse Consultant for reasonable travel and out-of-pocket expenses incurred in the delivery of the Services, only as pre-approved or requested in writing by the Company. Consultant shall provide the Company any receipts or invoices reflecting such expenses.

4. Term and Termination. The Services provided hereunder shall commence on the date hereof and terminate on the second anniversary hereof unless sooner terminated in accordance with Section 12 hereof (the “Term”). Any extension of the Term shall be subject to the mutual written agreement of the parties.

5. Independent Contractor. Consultant and Kavanaugh are independent contractors. Nothing herein shall constitute or create a joint venture or partnership with the Company.

a. Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services, subject to compliance with all applicable laws (including rules and regulations promulgated thereunder).

b. No Authority to Bind the Company. Consultant shall not have the authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

c. No Benefits. Consultant acknowledges and agrees that Consultant will not be eligible for any Company benefits and, to the extent Consultant otherwise would be eligible for any Company benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company benefits, except as may be provided to Kavanaugh while acting as a member of the Board for the Company.

d. Withholding Taxes. Consultant shall have full responsibility for applicable withholding taxes, if any, for all compensation paid to Consultant under this Agreement.

6. Confidential Information. The parties acknowledge that they will have access to information that is treated as confidential and proprietary by the other party (including Kavanaugh), including, without limitation, the existence and terms of this Agreement, trade secrets, technology and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel or operations of the Company and Consultant, their affiliates, partners, suppliers, or customers, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). The parties agree to treat the other party’s Confidential Information as strictly confidential, not to disclose such other party’s Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the party disclosing such Confidential Information in each instance, and not to use such other party’s Confidential Information for any purpose except as required in the performance of this Agreement. Consultant or the Company, as applicable, shall notify the other party immediately in the event it becomes aware of any loss or disclosure of any Confidential Information. Each party shall be liable for the breach by any of its employees, officers, agents or representative of the confidentiality provisions contained herein. Confidential Information shall not include information that: (a) is or becomes available to the public other than through a party’s breach of this Agreement; (b) is communicated to a party by a third party that had no confidentiality obligations with respect to such information; or (c) is independently created by a party without use of or reference to any Confidential Information of the other party. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Each party agrees to provide written notice of any such order to the party who initially disclosed such Confidential Information within five (5) business days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the other party to contest the order or seek confidentiality protections, as determined in the such party’s sole discretion.

7. Ownership.

a. Ownership of Deliverables. For purposes of this Agreement, “Deliverables” shall mean all work product first created by Consultant for delivery to the Company in connection with the Services provided hereunder. The Company shall be the owner of the Deliverables. Notwithstanding the foregoing, the Consultant shall be the owner of all its Confidential Information contained in any Deliverables and any work product first created by Consultant in any manner not in connection with the Services provided hereunder.

b. Ownership of Confidential Information. Notwithstanding anything to the contrary, each party retains all right, title and interest in and to any and all of their respective Confidential Information existing from and after the Effective Date.

8. Company Warranties. The Company warrants to Consultant that on the Effective Date and at all times during the Term of this Agreement (except with respect to the warranty set forth in clause g. below which shall be made solely on the Effective Date and at no times thereafter):

a. The Company has a sufficient number of shares of its common stock authorized and issuable as Shares to meet its obligations under Section 2 hereof;

b. The transfer of any of the Shares to Consultant hereunder does not conflict with the constituent documents of Company or any agreement to which the stockholders of Company are a party or by which they are bound;

c. The Company and its officers, and employees, shall comply with all applicable U.S. laws, rules, and regulations;

d. In the Company’s performance of this Agreement, it has obtained or will obtain all necessary export licenses, permits, and approvals that may be required of it by the U.S. government;

e. The Company shall notify Consultant in the event that any deliverables made by it pursuant to its performance of this Agreement including, without limitation, technology transfers, technological assistance, and product design and development could be subject to U.S. export or other controls, licensing, permits, or approvals that might be required to permit the exportation or re-exportation of such deliverables from the United States;

f. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s knowledge, threatened against the Company, its activities, its properties or, to the Company’s knowledge, any of its directors, officers or key employees in their capacities as such before any governmental authority, agency, commission, body, court or other governmental entity, including, without limitation, any such proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, performance of any of its obligations contemplated by this Agreement. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any governmental authority, agency, commission, body, court or other governmental entity that would have a material adverse effect upon the Company’s business or its ability to perform its other obligations under this Agreement;

g. Company does not currently know (without any continued obligation to investigate or report to Consultant) of any non-public or generally known fact, issue or problem that would likely cause a substantial decrease in the value of the Shares to be issued to Consultant hereunder; and

h. Without limiting the generality of the foregoing, the Company shall not disclose any U.S.-origin products, know-how, technical data, documentation, or other products or materials furnished to it pursuant to this Agreement, to any person or in any manner which would constitute a violation of the export control regulations of the United States then in effect.

9. Consultant Warranties. Consultant warranties to the Company that on the Effective Date and at all times during the Term of this Agreement:

a.	Consultant has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of its obligations under this Agreement;

b.	Consultant’s execution and delivery of this Agreement and its performance of the Services do not and will not conflict with or result in any breach or default under any of the Consultant’s constituent documents or any other agreement to which Consultant is subject;

c.	Consultant (including Kavanaugh) has the required skill, experience and qualifications to perform the Services, Consultant (including Kavanaugh) shall perform the Services in a professional and workmanlike manner;

d.	Consultant (including Kavanaugh) shall perform the Services in compliance with all applicable laws (including rules and regulations promulgated thereunder);

e.	There is no action, suit, proceeding, claim, arbitration or investigation (an “Action”) pending or, to Consultant’s knowledge, threatened against the Consultant (including Kavanaugh), its activities, its properties or, to Consultant’s knowledge, any of its directors, officers or key employees in their capacities as such before any governmental authority, agency, commission, body, court or other governmental entity, including, without limitation, any Action that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, performance of any of the Services or transactions contemplated by this Agreement. Consultant (including Consultant) is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any governmental authority, agency, commission, body, court or other governmental entity that would have a material adverse effect upon the Consultant’s business or its ability to perform the Services or any of its other obligations under this Agreement. There is no Action initiated by Consultant currently pending;

f.	The Company shall receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind, subject to the terms hereof;

g.	Consultant is solvent and able to pay to pays its debts and obligations as they become due and payable;

h.	Within ninety (90) days of the Effective Date, Consultant shall secure and maintain errors and omission insurance with a policy limit of at least two million dollars ($2,000,000), and shall maintain such insurance in full force and effect at all times thereafter during the Term of this Agreement; and

i.	All Deliverables, if any, are and shall be Consultant’s original work (except for material in the public domain or provided by the Company) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

10. Indemnification.

a.	Except as otherwise provided herein, Consultant shall defend, indemnify and hold harmless the Company and its subsidiaries and their respective officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from Consultant’s (including Kavanaugh’s) willful misconduct while performing the Services or breach of any of its representations or warranties in Section 9 above. The Company may not satisfy such indemnity (in whole or in part) by way of offset against any payment owed to Consultant, unless or until an award has been entered by an arbitrator in favor of the Company against Consultant in accordance with the terms herein below. Notwithstanding anything to the contrary, under no circumstances shall Consultant be obligated to indemnify or pay damages to any party hereunder in excess of the amounts paid by the Company under Section 2 hereof to Consultant.

b.	The Company shall defend, indemnify and hold harmless the Consultant and its officers, directors, employee, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from: (i) the Company’s breach of any of its representations, warranties or obligations under this Agreement; (ii) Consultant’s lawful and dutiful compliance with the provisions of this Agreement; or (iii) all third party claims made against Consultant resulting from any actions or inactions committed or omitted by the Company or its subsidiaries and/or their respective officers, directors, Board, employees, agents, successors and assigns. Without limiting the foregoing indemnification, during the Term and for any applicable statute of limitations during which a claim could potentially be made, Company represents and warrants that it shall hold D&O insurance with a policy limit of no less than Ten Million Dollars ($10,000,000) and products liability insurance of no less than Twenty Million Dollars ($20,000,000) or such other amount as the board deems commensurate with the risks faced by the Company.

11. Limitation of Liability. FOR THE AVOIDANCE OF ANY DOUBT, AND WITHOUT IMPLYING THE EXISTENCE OF ANY LIABILITY AT ALL, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY AFFILIATE THEREOF, WHETHER IN CONTRACT OR IN TORT OR UNDER ANY OTHER LEGAL THEORY, FOR LOST PROFITS OR REVENUES, LOSS OF USE OR SIMILAR ECONOMIC LOSS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES, ARISING OUT OF OR IN CONNECTION WITH CONSULTANT’S PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, AND FOR THE AVOIDANCE OF DOUBT, NOTHING CONTAINED IN THIS SECTION 11 SHALL LIMIT OR DIMINISH THE OBLIGATIONS OF EITHER PARTY TO FULLY INDEMNIFY THE OTHER PARTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

12. Termination.

a. Either party may terminate this Agreement prior to expiration of the Term as a result of the filing of any bankruptcy, receivership or similar proceeding by the other party.

b. The Company may terminate this Agreement between one hundred eighty-one (181) days and three hundred sixty four (364) days after the Effective Date (the “Early Termination Window”) if the Consultant is not carrying out the Services in accordance with the terms of this Agreement, as follows: If Company contends that Consultant is not carrying out the Services as set forth herein above, it shall deliver to Consultant a breach letter specifying in reasonable detail all known facts upon which the breach is claimed (a “Breach Letter”), and provide Consultant the opportunity to cure the breach within no less than thirty (30) days of delivery of the Breach Letter (the “Cure Period”). If, following expiration of the Cure Period, Consultant has not remedied the alleged breach, the Company may, within five (5) business days thereafter provide written notice to the Consultant that it is terminating the Agreement effective immediately (a “Termination Notice”). Concurrently with delivery of the Termination Notice, the Company shall deliver to Consultant or Kavanaugh, as applicable: (i) all Shares which had accrued or were owed to Kavanaugh (as Consultant’s designee) pursuant to the terms of Section 2 above, prior to delivery of the Termination Notice; (ii) an additional fifty thousand (50,000) Shares as an early termination severance owed to Kavanaugh (as Consultant’s designee) for the early termination of the Agreement; and (iii) all Commission Payments and Enhanced Sales Commission Payments then due and owing to Consultant(the “Termination Deliverables”). Upon receipt of the Termination Deliverables, Company’s obligations to deliver any further Shares to Consultant pursuant to Section 2(a) shall terminate, and Consultant (and Kavanaugh) shall not be obligated to provide any further Services to the Company, and the Term shall be deemed concluded. The Company shall continue to pay Consultant the Commission Payments and Enhanced Sales Commission Payments for a period of eighteen (18) months after the delivery of Termination Deliverables on all bona fide introductions to retailers made by the Consultant to the Company during the Term. For purposes of the foregoing sentence, the term bona fide introduction shall mean an introduction to a senior executive of the retailer in accordance with Section 2(d)(i) on all deals that closed or were signed within six (6) months of delivery of a Termination Notice. Upon delivery of a Termination Notice and the Termination Deliverables consistent with the terms of this Section 12(b), Consultant, on behalf of itself, its officers, managers, members, affiliates, and subsidiaries, agrees to waive and not pursue any claims against the Company for non-delivery or non-payment of any Shares, Commission Payments or Enhanced Sales Commission Payments, except those due pursuant to this Section 12(b) after delivery of the Termination Deliverables, and the Company, on behalf of itself, its officers, directors, affiliates, shareholders, subsidiaries and Board, agrees to waive any and all claims against Consultant and Kavanaugh for any actions taken by Consultant or Kavanaugh in carrying out the Services prior to delivery of the Termination Deliverables, except for any criminal acts carried out by Consultant or Kavanaugh. THE PARTIES ACKNOWLEDGE AND UNDERSTAND THAT THE FOREGOING RELEASE MAY CONSTITUTE A RELEASE AND WAIVER OF KNOWN AND/OR UNKNOWN CLAIMS AND UPON THE ADVICE OF COUNSEL ALL PARTIES INTEND SUCH RELEASE AND WAIVER TO BE EFFECTIVE IF A TERMINATION IS EFFECTUATED BY COMPANY IN ACCORDANCE WITH THIS SECTION 12(b), DESPITE THE POTENTIAL UNKNOWN NATURE OF SUCH CLAIMS.

c. The Consultant, at any time, and the Company, after expiration of the Early Termination Window, may terminate this Agreement prior to expiration of the Term for a material uncured breach of this Agreement by the other party, provided that the terminating party must serve upon the other party a Breach Letter and provide such other party the opportunity to cure the alleged breach within a thirty (30) day Cure Period. In order to be effective, a Breach Letter must be sent within forty-five (45) days of when a party first knew or should have known of any such material breach. If (x) the breach is curable, (y) is of a nature which cannot reasonably be cured or corrected within the thirty (30) day period, and (z) will not result in irreparable harm or injury to the terminating party, then the other party shall have additional time as may reasonably be required to cure such breach, so long as the other party commences any necessary curative or corrective action within the original thirty (30) day period and thereafter diligently and continuously pursues such curative or corrective actions until the breach has been cured or corrected. A valid termination of this Agreement by the Company based on a material breach by Consultant (which shall be limited to uncured material breaches by Consultant that cause economic harm to the Company) is referred to herein as “Consultant Cause” and a valid termination of this Agreement by Consultant based on a material breach by the Company (which shall be limited to uncured material breaches by the Company that cause economic harm to Consultant (or Kavanaugh) or the failure to timely make any material payments or issue any portion of the Shares to Consultant or Kavanaugh when due) is referred to herein as “Company Cause.” If the party serving the Breach Letter contends that the other party did not cure the breach, and it still desires to terminate this Agreement, it must, within thirty (30) days following the expiration of the Cure Period, initiate an arbitral proceeding (in accordance with paragraph 13(f) below), to determine whether the other party has materially breached the Agreement. The material breach alleged by the non-breaching party, as well as all factual basis upon which such material breach is based, shall be limited in any arbitral proceeding, to the facts set forth in the applicable Breach Letter and any such other facts that were not reasonable discoverable by such party at the time the Breach Letter was served. For the avoidance of doubt, until the expiration of the Cure Period and the initiation of an arbitral proceeding, the parties shall comply with all provisions of this Agreement, including, but not limited to, delivery of all Shares, Commission Payments and Enhanced Sales Commissions Payments owed pursuant to section 2 above.

13. Miscellaneous.

a. Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of all of the parties hereto.

b. No Assignment. No party may assign its rights or delegate its obligations under this Agreement, in whole or in part, without the prior written consent of the other party hereto. This Agreement shall be binding upon the permitted successors and assigns of the parties hereto and shall inure to the benefit of each party and its successors and assigns.

c. Entire Agreement. This Agreement, including the any exhibits hereto, constitutes the entire agreement of the parties hereto and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

d. Notices. Any notice or demand required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile during regular business hours (with a copy via email), 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

If to the Company:	Vapor Corp.
3001 Griffin Road
Dania Beach, Florid 33312
Attention: Harlan Press, Chief Financial Officer
Fax:
Email: harlan.press@vapor-corp.com

with copies to:	Andrew E. Balog, Esq.
Greenberg Traurig
333 S.E. 2nd Avenue
Miami, Florida 33131
Fax: (305) 961-5642
Email:aeb@gtlaw.com

If to Consultant:	Knight Global Services, LLC
3000 31st Street, Ste E
Santa Monica, Ca 90405
Attention: Matthew Kavanaugh
Email: mk@knightg.com

with copies to:	Matthew E. Kavanaugh, Esq.
Eisner Kahan Gorry Chapman Ross & Jaffe
9601 Wilshire Blvd., Ste 700 Beverly Hills, CA 90210
Fax: (310) 855-3201
Email: mkavanaugh@eisnerlaw.com

e. Third Party Beneficiaries. This Agreement is for the benefit of the parties hereto and their permitted successors and assigns, and is not intended to confer upon any other person or entity, any rights or remedies hereunder.

f. Choice of Law / Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. Any controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability, or interpretation shall be submitted to final and binding expedited arbitration to the Delaware Court of Chancery pursuant to Delaware Court of Chancery Rules 96 through 98. For purposes of venue the parties agree that the Agreement shall be deemed to have been made in Wilmington, Delaware. If for any reason this arbitration provision is found to be invalid, the parties agree that the exclusive venue for any such litigation shall be in Wilmington, Delaware, and the parties hereby irrevocably consent to the personal jurisdiction of that Court on behalf of themselves and any of their related entities, whether said entity(ies) was in existence as of the Effective Date of this

Agreement or not, and waive the right to a trial by jury. The prevailing party, as determined by the arbitrator, shall be entitled to an award of its reasonable attorneys’ fees and all costs, including but not limited to deposition, witness, expert, and other typical costs associated with an arbitral proceeding including the arbitrator’s fees.

g. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

h. Counterparts. This Agreement may be executed and delivered (by facsimile, PDF or other electronic means) in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

i. Survival. Sections 1(D), 1(E), 1(F), 2.c, 5, 6, 7, 8, 9, 10, 11, 12 and 13 shall survive the expiration or termination of this Agreement.

j. Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Consulting Agreement as of the date first written above.

THE COMPANY:

VAPOR CORP.

By:
Name:
Title:

CONSULTANT:

KNIGHT GLOBAL SERVICES, LLC

By:
Ryan Kavanaugh,
Its: Authorized Representative